Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contact:
September 3, 2009	Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon Communications Raises Quarterly Dividend

3.3 Percent to 47.5 Cents per Share

NEW YORK — The Board of Directors of Verizon Communications Inc. (NYSE:VZ) today declared a quarterly dividend of 47.5 cents per outstanding share, an increase of 1.5 cents per share, or 3.3 percent, from the previous quarter. On an annual basis, this increases Verizon’s dividend 6 cents per share, from $1.84 to $1.90 per share.

The quarterly dividend is payable on Nov. 2, 2009, to Verizon Communications shareowners of record at the close of business on Oct. 9, 2009.

“This increase reflects the strength of our cash flow and balance sheet,” said Ivan Seidenberg, Verizon chairman and chief executive officer. “It demonstrates the Board’s commitment to return cash to our shareholders while continuing to invest in the long-term growth of our business.”

This is the third consecutive year that Verizon’s Board of Directors has approved a quarterly dividend increase in September.

Verizon News Release, page 2

Verizon has approximately 2.4 million shareowners and approximately 2.8 billion shares of common stock outstanding. The company made $2.6 billion in dividend payments through the first half of 2009.

Verizon Communications Inc. (NYSE:VZ), headquartered in New York, is a global leader in delivering broadband and other wireless and wireline communications services to mass market, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, serving more than 87 million customers nationwide. Verizon’s Wireline operations provide converged communications, information and entertainment services over the nation’s most advanced fiber-optic network. Wireline also includes Verizon Business, which delivers innovative and seamless business solutions to customers around the world. A Dow 30 company, Verizon employs a diverse workforce of more than 235,000 and last year generated consolidated operating revenues of more than $97 billion. For more information, visit www.verizon.com.

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